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                            CERTIFICATE OF AMENDMENT
                                STOCK CORPORATION
                      Office of the Secretary of the State
           30 Trinity Street/ P.O. Box 150470/Hartford, CT 06115-0470

1.    NAME OF CORPORATION:

      NGS Acquisition Sub, Inc.

2.    THE CERTIFICATE OF INCORPORATION IS:

      Amended.

3.    TEXT OF EACH AMENDMENT/RESTATEMENT:

      Amend Article I to change the name of the corporation to: E. S. Boulos Company

4.    VOTE INFORMATION:

      The resolution was approved by shareholders as follows:

      100% of the outstanding common stock voted in favor of the amendment to change the name of the corporation to: E. S. Boulos Company.

5.    EXECUTION:

      Dated this 19th day of January, 2001.


Michelle D. Gouin                  Secretary               /s/ Michelle D. Gouin